Exhibit 10.1

July 8, 2026

MSP Recovery, Inc.

MSP Recovery, LLC

3525 NW 7th St

Miami, FL 33125

Attention:	Special Committee of the Board of Directors of MSP Recovery, Inc.
Tom Hawkins (tomhawkins61@gmail.com)
Roger Meltzer (roger.meltzer@us.dlapiper.com)

RE: One-time Limited Advance—Conditions Under Master Transaction Agreement, Security Agreement, and LLCA

Dear Messrs. Hawkins and Meltzer:

Reference is made to:

(i)	the Master Transaction Agreement entered into as of March 9, 2022, by and among Virage Recovery Master LP (“VRM”), Series MRCS, a series of MDA, Series LLC, John H. Ruiz, an individual (“Ruiz”), Frank C. Quesada, an individual (together with Ruiz, the “MRCS Principals”), Virage Capital Management LP (“Virage”), MSP Recovery, LLC (“MSP Recovery”), La Ley con John H. Ruiz, d/b/a MSP Recovery Law Firm, and MSP Law Firm, MSP Recovery, Inc. f/k/a Lionheart Acquisition Corporation II (“Parent”), and Lionheart II Holdings, LLC (“Purchaser”), as amended April 11, 2023, November 13, 2023, and March 26, 2024 (the “MTA”);

(ii)	the Fifth Amended and Restated Limited Liability Company Agreement of VRM MSP Recovery Partners, LLC (the “JV Entity”) dated August 1, 2020 (as amended by Amendment No. 1 thereto dated December 1, 2020, Amendment No. 2 thereto dated March 9, 2022, and Amendment No. 3 thereto dated July 28, 2023, the “LLCA”);

(iii)	the Guaranty Agreement made as of March 9, 2022 (the “Guaranty”), by Parent, Purchaser, the MRCS Principals, and MSP Recovery (each of the foregoing, a “Guarantor”) to VRM;

(iv)	The Amended and Rested Security Agreement dated as of September 11, 2023, by and among MSP Recovery, Parent, Purchaser, other grantors listed therein, and VRM, as amended on November 13, 2023, and March 26, 2024 (the “Security Agreement”); and

(v)	The Term Sheet dated February 18, 2025, related to certain matters under the MTA (collectively with the MTA, LLCA, Guaranty, and the Security Agreement and related documents, the “Transaction Documents”).

Unless otherwise stated, any capitalized term used but not defined herein has the meaning ascribed to such term in the LLCA.

1700 Post Oak Boulevard, 2 BLVD. Place, Suite 300 ● Houston, Texas 77056 ● Phone: 713.840.7700

As you are aware, while reserving all rights under the Transaction Documents, Virage, as manager of the JV Entity and investment manager of VRM, has previously caused the JV Entity to consent to MSP Recovery using Recovery Proceeds otherwise distributable to the JV Entity and caused the JV Entity and/or VRM to make cash advances to the MSP Companies pursuant to the agreements listed on Exhibit A hereto (collectively, the “Prior Consents”), in each case to support the ongoing operations of MSP Recovery and Parent, while a broader restructuring may be worked out.

We understand that the special committee of the board of directors of Parent (the “Special Committee”) has authority for all matters relating to MSP Recovery and Parent (together with their subsidiaries and affiliates, the “MSP Companies”) in respect of implementing a comprehensive or incremental restructuring of the MSP Companies. For purposes of this letter agreement, “Designated Excluded Subsidiaries” means Subrogation Holdings, LLC, a Delaware limited liability company, NY Claims Holdings, LLC, and MSP Recovery Claims, Series LLC - Series 15-09-321, a registered series of MSP Recovery Claims, Series LLC.

We understand that MSP Recovery is anticipating receipt of Claims recovery proceeds in connection with the following matters: (i) In re: National Prescription Opiate Litigation (MDL 2804; Cas No. 1:17-md-2804) in the United States District Court for the Northern District of Ohio Eastern Division and (ii) United States et al. ex rel. T.J. Novak v. Walgreens Boots Alliance, Inc., No. 18 C 5452, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) and related actions that are referenced in the settlement documentation in respect of the foregoing matters (together the “Opioid Proceeds”).

The Special Committee, on behalf of the MSP Companies, is requesting that the JV Entity and/or VRM advance $250,000 (the “Additional Advance”) for additional ongoing operational expenses of the MSP Companies. Given the current financial situation of the MSP Companies and their non-performance under the Transaction Documents, Virage, on behalf of VRM and the JV Entity, will agree to the Additional Advance on the following conditions:

1.	The use of the proceeds of the Additional Advance will be used only for payment to Cole Schotz P.C. in the amount of $75,000, and other expenses of the MSP Companies solely in accordance with the MSP Companies’ budget which previously was provided to and is hereby pre-approved by Virage.

2.	The MSP Companies will irrevocably direct in writing (and will direct the MSP Recovery Law Firm to irrevocably direct in writing, as applicable) any payors of the Opioid Proceeds and any other recovery proceeds from any and all Claims, but excluding any amounts due to Designated Excluded Subsidiaries or any other owners or lienholders of, or pledgors in respect of, Excluded Property (as defined in the Security Agreement) (collectively, the “Excluded Proceeds”) to pay amounts owing by the payors to the MSP Companies and the JV Entity to a bank account of an MSP Company which account is (or will be prior to August 1, 2026) subject to a control agreement with VRM (as Secured Party under the Security Agreement), in form and substance reasonably satisfactory to Virage, giving Virage (on behalf of VRM) control over such deposit account, or in the alternative to the following account of MSP Recovery Claims, Series LLC (the “Claims Holdco,” and any such account, a “Collection Account”), which is under the control of Virage:

Bank:	BANK OF AMERICA
ABA:	026-009-593
SWIFT:	BOFAUS3N
City, State:	New York, NY
Account Name:	MSP Recovery Claims, Series LLC
Account Number:	XXXXXXXXX635

3.	To the extent that any Claims recovery proceeds belonging to third parties (including legal counsel) are paid to the Collection Account, the MSP Companies, Virage and such third parties (including Hazel Partners Holdings LLC and Hazel Holdings I LLC (together, “Hazel”) will work together in good faith to identify amounts owing to such third parties and Virage will cause such third parties to be paid their applicable amounts promptly from the Collection Account, or permit the MSP Companies to make such payments in accordance with contractual obligations of the MSP Companies. To the extent any Claims recovery proceeds in the Collection Account belong to, or are priority collateral of, any third parties, including without limitation Hazel, or are proceeds of collateral over which VRM does not have a first lien pursuant to the Security Agreement, Virage (a) will act as agent for such third party in order to perfect any lien of such third-party therein via Virage’s control over the Collection Account, (b) will cause such proceeds to be held in trust for any such third party lienholder, and (c) acknowledges that its liens in such proceeds are subject and subordinate to the liens or other rights of such third parties therein. Subject to the applicable CCRA, the MSP Companies will ensure that Virage has access to all Claims data in order to enable it to determine ownership rights and applicable Claims recovery proceeds due to the MSP Companies, VRM (including in respect of pledged interests of the MSP Companies under the Security Agreement), the JV Entity (in respect of its Recovery Proceeds), and to third parties (including applicable legal counsel). Subject to the applicable CCRA, Virage is permitted to share applicable Claims data with any third-party lienholders (including without limitation Hazel) and owners of Excluded Property.

4.	The MSP Companies agree that in addition to amounts due to the JV Entity (or applicable series of Claims Holdco) pursuant to the LLCA, and in recognition of VRM’s security interests and rights under the Security Agreement and the advances made under the Prior Consents, the MSP Companies will, until such time as otherwise directed by Virage, pay (or cause to be paid) all Claims recovery proceeds due to the MSP Companies (for avoidance of doubt, not including any amounts of Excluded Proceeds or that constitute Excluded Property), other than amounts due to third parties as set forth above, to VRM and/or the JV Entity (as directed by Virage), and only after determining any amounts due to Hazel or any other third-party lienholder or owner of, or pledgor with respect to, Excluded Property pursuant to Section 3, Virage may cause payment from the Collection Account to VRM and/or the JV Entity. Any amounts received by the JV Entity or VRM from Recovery Proceeds due to the JV Entity pursuant to the LLCA will be applied and credited against the VRM Full Return (as defined in the MTA). Any amounts received by the JV Entity or VRM from any other Claims recovery proceeds will first be applied to reimburse the JV Entity or VRM for amounts advanced to the MSP Companies pursuant to the Prior Consents and this Additional Advance, and then to the VRM Full Return. Checks received by the MSP Companies relating to collections in respect of Claims recoveries on Claims owned by Designated Excluded Subsidiaries must be endorsed and deposited directly into the applicable Hazel collection account pursuant to the applicable NTTO Agreements (as defined in the Security Agreement) or other applicable agreement to which Hazel is a party.

5.	The MSP Companies agree the MTA and the Security Agreement are hereby amended to remove from Excluded Property (as defined in the Security Agreement) the “Operating Reserve” and “Reserve Account” (i.e., VRM’s lien on and security interests in collateral of VRM include all of the “Operating Reserve” and “Reserve Account,” including amounts therein composing the “Reserve Threshold Amount” (as such terms are used in the MTA and Security Agreement).

6.	Subject to the applicable CCRA, the MSP Companies will deliver to Virage or its authorized custodian or agent (on behalf of VRM) all Claims data in respect of Claims owned by the MSP Companies that are subject to VRM’s security interests and lien under the Security Agreement.

In connection with this letter agreement and the transactions contemplated hereby, the MSP Companies will, at the request of Virage, execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the foregoing and give effect to the transactions contemplated hereby.

The Additional Advance is a one-time advance and does not imply or guaranty any future such advance from VRM or the JV Entity. The JV Entity, VRM, and Virage reserve all rights under the Transaction Documents.

This letter agreement and the transactions contemplated hereby are not intended to be, and must not be construed to be, a novation of any of the obligations owing by the MSP Companies under or in connection with the Transaction Documents. Nothing in this letter agreement is intended to affect the priority of any of VRM’s liens provided for in the Transaction Documents. This letter agreement is governed by the law of the State of New York, and may be amended or otherwise modified only with the prior written consent of the parties hereto.

If you agree with the foregoing, please countersign this letter agreement where provided below. By executing this letter agreement, the Special Committee represents and warrants that it has the authority to bind the MSP Companies with respect to the subject matter hereof.

[Signature Page Follows]

Sincerely,

Virage Capital Management LP, for and on behalf of VRM MSP Recovery Partners LLC and Virage Recovery Master LP
By:	Virage LLC, its general partner

By:
Name:	Edward Ondarza
Title:	Manager

MSP Recovery, LLC

By:
Name:	Tom Hawkins
Title:	Member of the Special Committee
Date:

MSP Recovery, Inc

By:
Name:	Tom Hawkins
Title:	Member of the Special Committee
Date:

Exhibit A

Prior Consents

Agreements to use Recovery Proceeds

(i)	email correspondence between Virage and MSP Recovery, LLC dated September 5, 2025;

(ii)	the executed letter agreement between Virage and MSP Recovery, LLC dated October 16, 2025;

(iii)	the executed letter agreement between Virage and MSP Recovery, LLC dated November 14, 2025;

(iv)	the executed letter agreement between Virage and MSP Recovery, LLC dated November 26, 2025;

(v)	the executed letter agreement between Virage and MSP Recovery, LLC dated December 19, 2025; and

(vi)	the executed letter agreement between Virage and MSP Recovery, LLC dated February 19, 2026; and

(vii)	the executed letter agreement between Virage and MSP Recovery, LLC dated May 29, 2026.

Cash Advances

(i)	the executed letter agreement between Virage and MSP Recovery, LLC dated March 20, 2026;

(ii)	the executed letter agreement between Virage and MSP Recovery, LLC dated April 2, 2026;

(iii)	the executed letter agreement between Virage and MSP Recovery, LLC dated April 16, 2026;

(iv)	the executed letter agreement between Virage and MSP Recovery, LLC dated May 1, 2026;

(v)	the executed letter agreement between Virage and MSP Recovery, LLC dated May 15, 2026; and

(vi)	the executed letter agreement between Virage and MSP Recovery, LLC dated May 29, 2026.